                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------



                                    FORM 11-K




                 [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                            For the fiscal year ended
                        December 31, 1998, 1997 and 1996

                                       or

                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF


                           --------------------------
                                 Commission File
                                  No. 33-43030
                           --------------------------


                        TCF EMPLOYEES STOCK PURCHASE PLAN
                        ---------------------------------
                            (Full title of the plan)



                            TCF FINANCIAL CORPORATION
          ------------------------------------------------------------
          (Name of issuer of the securities held pursuant to the plan)



     801 MARQUETTE AVENUE, MAIL CODE 100-01-A, MINNEAPOLIS, MINNESOTA 55402
     ----------------------------------------------------------------------
              (Address and zip code of principal executive office)


                                       -1-

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                              REQUIRED INFORMATION

        The TCF Employees Stock Purchase Plan of TCF National Bank Minnesota is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and supplementary schedules of the TCF Employees Stock Purchase Plan of TCF National Bank Minnesota, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 99 to this form 11-K and are incorporated herein by reference.


                                   SIGNATURES

        THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TCF National Bank Minnesota
                                       (Plan Sponsor and Plan Administrator of
                                       the TCF Employees Stock Purchase Plan)




                                       By    /s/ Gregory J. Pulles
                                          ---------------------------------
                                             Gregory J. Pulles
                                             Executive Vice President





                                       By    /s/ Mark R. Lund
                                          ---------------------------------
                                             Mark R. Lund
                                             Senior Vice President and
                                             Assistant Treasurer


Date:  June 25, 1999


                                       -2-

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                        TCF Employees Stock Purchase Plan

                                Index to Exhibits
                                  For Form 11-K




   Exhibit                                                       Sequentially
   Number           Description                                 Numbered Page
   -------          -----------                                 --------------
        23          Consent of KPMG Peat Marwick LLP
                    dated June 28, 1999

        99          Financial statements and supplementary
                    schedules




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